Hunter Blankenbaker
VP of Investor and Corp. Comm.
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com
Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

TOUSA Reports Second Quarter 2007 Results;
Continues Balance Sheet Initiatives

Second quarter 2007 results include the following (compared to the prior year period, unless otherwise noted):
•	Total revenues of $576.7 million, a 10% decrease

•	Net loss of $132.0 million, which includes $84.8 million of pre-tax inventory impairment and abandonment costs, $38.2 million of pre-tax goodwill impairments and a $32.0 million pre-tax loss contingency relating to the Transeastern JV settlement

•	Consolidated net sales orders of 1,572, a 15% decrease

•	Consolidated cancellation rate increased to 33%, compared to 30% for second quarter of 2006 and 29% for the first quarter of 2007

•	Consolidated controlled homesite position of 46,000, a 29% decrease

•	Unsold inventory homes (specs) of 870, a 29% decrease

Additional items of note include:

•	Completed sale of Dallas division for net proceeds of $56.5 million

•	Stockholders’ equity of $578 million or $9.69/share

•	Pro-forma stockholders’ equity of $711 million (resulting from the issuance of $117.5 million of preferred stock and warrants having a value of $16.25 million on July 31, 2007 for the Transeastern JV settlement) or $11.94/share

HOLLYWOOD, Fla., August 8, 2007— TOUSA, Inc. (NYSE: TOA) today released financial results for the second quarter ended June 30, 2007.

The Company reported a net loss for the three months ended June 30, 2007 of $132.0 million (a loss of $2.21 per diluted share), compared to net income of $67.6 million ($1.10 per diluted share) reported in the three months ended June 30, 2006. The Company’s net loss for the three months ended June 30, 2007 includes a $9.9 million net loss from discontinued operations as a result of the June 6, 2007 sale of substantially all of its Dallas division. The results of the Dallas division have been classified as discontinued operations and prior periods have been restated to be consistent with the June 30, 2007 presentation. Unless otherwise noted, the information contained in this press release does not include the discontinued operations of the Dallas division.

The Company’s results for the second quarter of 2007 include a $32.0 million increase in the pre-tax loss contingency relating to the Transeastern JV settlement based on the estimated fair value of the consideration provided and the business acquired. Also adversely impacting net income is $123.0 million of pre-tax charges resulting from goodwill impairments and the write-down of assets including, inventory impairments and write-off of deposits and abandonment costs. Of this amount, $41.4 million of inventory impairments are related to active communities, $43.4 million are related to land impairments, deposit write-offs and abandonment costs, and $38.2 million are related to goodwill impairment.

Excluding the impact of the $32.0 million loss contingency related to the Transeastern JV settlement and the $123.0 million of non-cash, pre-tax charges reflected above, net income would have been $2.6 million (or $0.04 per diluted share, assuming 59.6 million diluted shares outstanding) using an effective tax rate of 35%. Land sale profit during the second quarter 2007 was $3.6 million compared to $4.7 million in the prior year’s period.

“The adverse conditions facing the homebuilding industry and TOUSA continued in the second quarter and resulted in a challenging operating environment and a selling season that was below our expectations,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “The fundamental issue remains too much supply combined with lower demand. While the rate at which inventory is increasing is declining, we have not reached the point of stabilization in many of our markets and we expect the difficult operating environment to persist for some time.”

Homebuilding revenues for the second quarter of 2007 were $565.7 million, a 9% decrease from the $621.4 million of homebuilding revenues in the second quarter of 2006, due primarily to a decrease in the Company’s home deliveries. Revenue from home sales decreased 12% to $535.3 million for the three months ended June 30, 2007 from $605.3 million for the three months ended June 30, 2006. The decrease in revenue from home sales, which is net of buyer incentives, was due to a 12% decrease in the number of deliveries to 1,656 in the three months ended June 30, 2007 from 1,878 for the three months ended June 30, 2006. The average price of homes delivered increased slightly to $323,000 from $322,000 for the three months ended June 30, 2006. Including discontinued operations, the Company experienced a 15% decrease in the number of deliveries to 1,725 from 2,034 for the three months ended June 30, 2006.

The Company’s gross profit margin, excluding impairment and related charges, decreased to 18.2% in the second quarter of 2007 from 25.5% in the second quarter of 2006. Home sales gross profit was primarily impacted by higher incentives, which increased to $37,700 per delivery for the second quarter of 2007 from $16,700 per delivery for the second quarter of 2006.

SG&A expenses decreased 15% to $85.0 million for the three months ended June 30, 2007, from $99.9 million for the three months ended June 30, 2006. SG&A as a percentage of homesales revenue decreased 60 basis points to 15.9% in the second quarter of 2007 compared to 16.5% in the second quarter of 2006. The decrease in SG&A expenses is due primarily to a reduction in overhead and related expenses, including reductions in cash compensation and severance costs, as the Company continues to actively manage its expenses, reduce costs and streamline its operations. The reductions have been partially offset by the following: (1) an increase of $1.3 million in direct selling and advertising expenses, which include commissions, closing costs, advertising and sales associate compensation, as a result of the more challenging housing market; and (2) $4.5 million in professional fees related to the Transeastern JV settlement. Professional fees relating to the Transeastern JV will increase in the third quarter of 2007 in connection with the closing of the global settlement.

EBITDA for the second quarter of 2007 was $47.8 million compared to $125.4 million in the second quarter of 2006. Please see the financial tables below for a reconciliation of EBITDA to net income or loss for the periods presented, which has been calculated in accordance with the provisions of the Company’s July 31, 2007 amended revolving credit facility.

The Company’s consolidated homes in backlog decreased 25% to 3,806 in the second quarter of 2007 from 5,068 in the second quarter of 2006. The Company’s consolidated sales value of homes in backlog decreased 27% to $1.3 billion in the second quarter of 2007 from $1.8 billion in the second quarter of 2006.

The Company reported consolidated net sales orders of 1,573 in the second quarter of 2007 compared to 1,715 in the second quarter of 2006, an 8% decrease. The sales value of the Company’s consolidated sales orders was $441.5 million, compared to $561.9 million in the second quarter of 2006, a 21% decrease. The Company’s average sales price on net sales orders decreased to $281,000 in the second quarter of 2007 from $328,000 in the second quarter of 2006 due to increased incentives and a change in product mix.

Balance Sheet and Liquidity Update

During the second quarter of 2007, the Company continued its intensive focus on de-levering its balance sheet and improving liquidity. The Company’s asset management initiatives include:

•	Limiting new arrangements to acquire land- The Company has reduced its consolidated controlled homesite position by approximately 15% from the end of the first quarter of 2007 and 43% from June 30, 2006.

•	Engaging in bulk sales of land and unsold homes- The Company reported $30.4 million in land sales in the quarter ended June 30, 2007. Land sales remain a key component of the inventory management strategy and the Company continues to evaluate land sales from a profitability and cash generation perspective.

•	Reducing the number of homes under construction- At June 30, 2007, the Company had 3,300 homes completed or under construction compared to 3,800 homes at December 31, 2006, a 13% decrease. Approximately 27% of homes under construction were unsold at June 30, 2007, a decrease from 34% at December 31, 2006. Consequently, our unsold inventory of homes was reduced by 17% from the first quarter of 2007 and 34% from December 31, 2006. At June 30, 2007, the Company had 190 completed unsold homes down 35% from 293 homes at December 31, 2006.

•	Re-negotiating terms or abandoning its rights under option contracts- During the three months ended June 30, 2007, the Company abandoned its rights under certain option agreements which resulted in a 1,300 unit decline in its controlled homesites.

•	Considering other asset dispositions including the possible sale of underperforming assets, communities, divisions and joint ventures- During the second quarter of 2007, the Company sold substantially all of its Dallas division for $56.7 million.

“Predicting the timing of a market recovery is a difficult task, so we remain focused on the components of our business that we can control and that we believe will best position TOUSA for the eventual housing recovery. With our strong emphasis on improving our balance sheet, we made great progress this quarter in reducing our unsold homes under construction, reducing our lot positions and controlling costs,” said Mr. Mon.

For the three months ended June 30, 2007, cash used in operating activities was $31 million, as compared to $23 million during the three months ended June 30, 2006. The increase in cash used in operating activities was due to a decline in our profitability before non-cash impairment charges during the 2007 quarter as compared to the 2006 quarter.

As previously announced, the Company’s existing $800.0 million revolving credit facility has been amended and restated to reduce the revolving commitments by $100.0 million and permit the incurrence of the $500 million term loans facility, the proceeds of which were used to finance the Transeastern JV global settlement.

The Company’s pro-forma availability at June 30, 2007 was $350 million under the amended revolving credit facility. This pro-forma availability is based on the June 30, 2007 borrowing base calculation adjusted for the $100 million decrease in the facility, the issuance of the $200.0 million first lien term loan facility and the estimated fair values of the Transeastern JV assets, which TOUSA acquired as a result of the Transeastern JV settlement.

“We greatly appreciate the support and confidence of Citi and those institutions and firms participating in our amended credit facility and term loans, during not only a tough housing market, but also unfavorable credit market conditions,” said Stephen Wagman, Executive Vice President and Chief Financial Officer of TOUSA. “The amended facility strengthens our liquidity and we believe provides the necessary financial flexibility to navigate through this challenging housing market and enable us to participate in the eventual housing recovery.”

For The Six Months Ended June 30, 2007

The Company reported a net loss for the first six months of 2007 of $198.0 million (or a loss of $3.32 per diluted share) from net income of $122.6 million (or income of $1.99 per diluted share) for the six months ended June 30, 2006. Included in the Company’s net loss for the six months ended June 30, 2007 is a $13.7 million net loss from discontinued operations.

The Company’s results for the six months ended June 30, 2007 include a $110.9 million estimated pre-tax loss contingency relating to the Transeastern JV settlement. Also adversely impacting the results for the first six months of 2007 is $173.6 million of pre-tax charges resulting from goodwill impairments and the write-down of assets including, inventory and joint venture impairments and write-off of deposits and abandonment costs. Of this amount, $49.4 million of inventory impairments are related to active communities, $77.4 million are related to land impairments, deposit write-offs and abandonment costs, and $41.3 million relates to goodwill impairments.

For the six months ended June 30, 2007, excluding the impact of the $284.5 million of non-cash, pre-tax charges reflected above net income, would have been $23.9 million (or $0.40 per diluted share, assuming 59.6 million diluted shares outstanding) using an effective tax rate of 35.0%. Land sale profit for the six months ended June 30, 2007 was $4.6 million compared to $5.1 million in the prior year’s period.

Homebuilding revenues for the six months ended June 30, 2007 were $1,126.4 billion, a 7% decrease over the $1,204.8 billion of homebuilding revenues in the first six months of 2006 due to a decrease in the number of homes delivered. The Company reported 3,374 consolidated home deliveries in the first six months of 2007, a 7% decrease from the 3,611 consolidated home deliveries the first six months of 2006.The Company’s average selling price on homes delivered increased to $324,000 in the first six months of 2006 from $322,000 in the first six months of 2006.

EBITDA for the first six months of 2007 was $111.4 million compared to $240.5 million for the first six months of 2006. Please see the financial tables below for a definition of EBITDA and reconciliation thereof to net income or loss for the periods presented.

For additional disclosure on the three and six months results, please refer to the management, discussion and analysis in the Company’s Form 10-Q.

Conference Call and Webcast

The Company will hold a conference call and web cast on Thursday, August 9, 2007 at 11:00 a.m. Eastern Time to discuss the second quarter and six months financial results for 2007. Please dial 800-561-2813 (domestic) or 617-614-3529 (international) and use the pass code 15578637.  Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on August 9 and will run through 12:00 a.m. Eastern Time on August 22. The replay telephone numbers are 888-286-8010 (domestic) and 617-801-6888 (international) and the code is 89635321.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding the housing market, our ability to perform well in the housing market, and population, job, and economic growth in our markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates, or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s substantial indebtedness, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007.

Non-GAAP Financial Information

EBITDA

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(dollars in millions)		2007	2006	2007	2006
Net income (loss)	$(132.0)	$67.6		$(198.0)	$122.6
Subtract: Financial services pre-tax income	(2.3)	(6.4)		(5.0)	(10.9)
Add: income taxes	(18.9)	39.3		(49.5)	71.6
Add: interest in cost of sales	22.8	18.9		43.7	36.6
Add: depreciation and amortization expense	3.5	3.2		7.7	6.1
Add: loss on sale of Dallas division	13.6	—		13.6	—
Add: loss contingency on Transeastern JV settlement	32.0	—		110.9	—
Add: professional fees and other expenses associated with the Transeastern JV settlement	5.0	—		13.2	—
Add: stock-based compensation	1.1	1.0		2.0	6.7
Add: Impairment charges and abandonment costs	123.0	1.8		173.6	7.8

EBITDA (1)	47.8	125.4		111.4	240.5

(1) EBITDA for the full year 2007 will be calculated in the same way.

The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. The Company uses EBITDA as presented because it represents the calculation of EBITDA in accordance with the provisions of its July 31, 2007 amended and restated revolving credit facility. EBITDA, as calculated by the Company, does not include the operations of its mortgage and title subsidiaries as they are not guarantors under the Company’s amended revolving credit facility.

The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP). EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations;

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations;

•	It does not include impairment charges and abandonment costs. Because the Company’s assets may decline in value to an amount below their cost basis and the Company may continue to abandon its right under option contracts, any measure that excludes impairment charges and abandonment costs has material limitations; and

•	It does not include other items, such as: (i) the loss on the sale of substantially all of the Dallas division which has been accounted for as a discontinued operation in the Company’s June 30, 2007 Form 10-Q; (ii) the loss contingency relating to the Transeastern JV settlement based on the estimated fair value of the consideration provided and the business acquired; (iii) expenses associated with the Transeastern JV settlement; and (iv) stock-based compensation charges. Because these charges are a necessary element of the Company’s operations, any measure that excludes these charges has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding Net Debt to Capital
	June 30, 2007	December 31, 2006
	(Dollars in millions)
Notes payable	$1,060.9	$1,060.7
Bank borrowings	50.0	—

Homebuilding borrowings(1)	$1,110.9	$1,060.7
Less: unrestricted cash	20.9	47.4
Homebuilding net debt	$1,090.0	$1,013.3
Stockholders’ equity	577.7	774.9

Total capital(2)	$1,667.7	$1,788.2

Ratio	65.4%	56.7%

(1)	Does not include obligations for inventory not owned of $227.1 million at June 30, 2007 and $300.6 million at December 31, 2006, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $28.6 million at June 30, 2007 and $35.4 million at December 31, 2006.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. We have included this information as we believe that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our Homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

TOUSA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$20.9	$47.4
Restricted	3.3	3.8
Inventory:
Deposits	240.9	216.6
Homesites and land under development	822.0	725.6
Residences completed and under construction	660.3	835.7
Inventory not owned	221.1	300.6

	1,944.3	2,078.5
Property and equipment, net	28.9	28.5
Investments in unconsolidated joint ventures	132.7	129.0
Receivables from unconsolidated joint ventures, net of allowance of $55.1 million and $54.8 million at June 30, 2007 and December 31, 2006, respectively	41.2	27.2
Other assets	334.1	236.6
Goodwill	62.7	100.9
Assets held for sale	14.1	124.8

	2,582.2	2,776.7
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	7.0	6.8
Restricted	4.0	4.2
Mortgage loans held for sale	36.2	41.9
Other assets	12.0	12.6

	59.2	65.5

Total assets	$2,641.4	$2,842.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$633.9	$554.2
Customer deposits	54.9	62.6
Obligations for inventory not owned	227.1	300.6
Notes payable	1,060.9	1,060.7
Bank borrowings	50.0	—
Liabilities associated with assets held for sale	2.4	47.8

	2,029.2	2,025.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	5.9	6.0
Bank borrowings	28.6	35.4

	34.5	41.4

Total liabilities	2,063.7	2,067.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,604,169 and 59,590,519 shares issued and outstanding at June 30, 2007, and December 31, 2006, respectively	0.6	0.6
Additional paid-in capital	483.3	481.2
Retained earnings	93.8	293.1

Total stockholders’ equity	577.7	774.9

Total liabilities and stockholders’ equity	$2,641.4	$2,842.2

See accompanying notes to consolidated financial statements.

TOUSA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

HOMEBUILDING:
Revenues:
Home sales	$535.3	$605.3	$1,092.7	$1,161.8
Land sales	30.4	16.1	33.7	43.0

	565.7	621.4	1,126.4	1,204.8
Cost of sales:
Home sales	437.9	451.1	879.9	859.8
Land sales	26.8	11.4	29.1	37.9
Inventory impairments and abandonment costs	84.8	1.8	123.9	7.6
Other	(1.6)	(2.1)	(4.2)	(5.5)

	547.9	462.2	1,028.7	899.8

Gross profit	17.8	159.2	97.7	305.0
Selling, general and administrative expenses	85.0	99.9	176.4	193.3
(Income) loss from unconsolidated joint ventures, net	1.5	(37.9)	5.1	(65.7)
Provision for settlement of loss contingency	32.0	—	110.9	—
Goodwill impairments	38.2	—	38.2	—
Other (income) expense, net	(1.3)	(2.4)	(1.9)	(4.4)

Homebuilding pretax income (loss)	(137.6)	99.6	(231.0)	181.8
FINANCIAL SERVICES:
Revenues	11.0	17.4	23.0	32.6
Expenses	8.7	11.0	18.0	21.7

Financial Services pretax income	2.3	6.4	5.0	10.9

Income (loss) from continuing operations before income taxes	(135.3)	106.0	(226.0)	192.7
Provision (benefit) for income taxes	(13.2)	39.0	(41.7)	71.1

Income (loss) from continuing operations, net of taxes	(122.1)	67.0	(184.3)	121.6
Discontinued operations:
Income (loss) from discontinued operations	(2.0)	0.9	(7.9)	1.5
Income (loss) from disposal of discontinued operations	(13.6)	—	(13.6)	—
Provision (benefit) for income taxes	(5.7)	0.3	(7.8)	0.5

Income (loss) from discontinued operations, net of taxes	(9.9)	0.6	(13.7)	1.0

Net income (loss)	$(132.0)	$67.6	$(198.0)	$122.6

EARNINGS (LOSS) PER COMMON SHARE, BASIC:
Earnings (loss) from continuing operations	$(2.04)	$1.12	$(3.09)	$2.04
Earnings (loss) from discontinued operations	(0.17)	0.01	(0.23)	0.02

Basic earnings (loss)	$(2.21)	$1.13	$(3.32)	$2.06

EARNINGS (LOSS) PER COMMON SHARE, DILUTED:
Earnings (loss) from continuing operations	$(2.04)	$1.09	$(3.09)	$1.97
Earnings (loss) from discontinued operations	(0.17)	0.01	(0.23)	0.02

Diluted earnings (loss)	$(2.21)	$1.10	$(3.32)	$1.99

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,604,169	59,572,856	59,599,569	59,580,962

Diluted	59,604,169	61,405,216	59,599,569	61,539,678

CASH DIVIDENDS PER SHARE	$—	$0.015	$—	$0.030

See accompanying notes to consolidated financial statements.

Owned and Optioned Land Summary for our Consolidated Operations

The following is a summary of our consolidated controlled homesites:

	June 30, 2007			December 31, 2006
Region:	Owned	Optioned	Total Controlled	Owned	Optioned	Total Controlled

Florida	5,600	8,600	14,200	6,900	11,000	17,900
Mid-Atlantic	1,000	1,400	2,400	800	2,700	3,500
Texas*	2,800	5,300	8,100	2,700	7,800	10,500
West	10,500	10,100	20,600	10,800	17,900	28,700

Continuing operations	19,900	25,400	45,300	21,200	39,400	60,600
Discontinued operations*	200	500	700	1,000	3,100	4,100

Consolidated total	20,100	25,900	46,000	22,200	42,500	64,700

* The Texas region excludes the Dallas division, which is now classified as a discontinued operation.

The following is a summary breakdown of our owned homesites:

	Residences Completed or		Homesites Finished or		Raw Land Held for
	Under Construction		Under Construction		Future Development		Total
Region	6/30/07	12/31/06	6/30/07	12/31/06	6/30/07	12/31/06	6/30/07	12/31/06
Florida	1,500	1,700	3,600	3,500	500	1,700	5,600	6,900
Mid-Atlantic	400	300	600	500	—	—	1,000	800
Texas*	1,000	1,000	1,400	1,100	400	600	2,800	2,700
West	400	800	2,600	2,200	7,500	7,800	10,500	10,800

Continuing operations	3,300	3,800	8,200	7,300	8,400	10,100	19,900	21,200
Discontinued operations*	—	200	100	300	100	500	200	1,000

Consolidated total	3,300	4,000	8,300	7,600	8,500	10,600	20,100	22,200

* The Texas region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006
Results of Operations:
Homebuilding:
Florida		$(14.7)		$59.1		$9.1		$110.5
Mid-Atlantic		(42.1)		7.6		(45.7)		12.2
Texas*		14.4		15.3		28.7		28.1
West		(47.2)		44.2		(76.8)		76.3

Total Homebuilding		(89.6)		126.2		(84.7)		227.1
Financial Services		2.3		6.4		5.0		10.9
Corporate and unallocated		(48.0)		(26.6)		(146.3)		(45.3)

Total income (loss) before income taxes	$	(135.3)	$	106.0	$	(226.0)	$	192.7

* The Texas region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006
Impairment charges on active communities:
Florida		$23.6		$0.2		$28.7		$0.7
Mid-Atlantic		4.5		—		6.6		3.1
Texas		0.5		—		0.6		—
West		12.8		—		13.5		1.7

		$41.4		$0.2		$49.4		$5.5
Write-offs of deposits and abandonment costs:
Florida		$12.1		$1.0		$12.8		$1.1
Mid-Atlantic		13.5		0.3		13.9		0.5
Texas		0.2		0.1		0.3		0.1
West		17.6		0.2		47.5		0.4

		$43.4		$1.6		$74.5		$2.1

Inventory impairments and abandonment costs	$	84.8	$	1.8	$	123.9	$	7.6

	Three Months Ended								Six Months Ended
	June 30,								June 30,
	2007				2006				2007				2006
Deliveries:	Homes		$		Homes		$		Homes		$		Homes		$

Consolidated:
Florida	509	$		192.8	753			$278.9	1,229			$449.1	1,499			$544.9
Mid-Atlantic	168			62.4	171			64.7	320			114.6	333			134.7
Texas*	649			167.0	612			150.4	1,221			313.9	1,116			278.7
West	330			113.1	342			111.3	604			215.1	663			203.5

Continuing operations	1,656			535.3	1,878			605.3	3,374			1,092.7	3,611			1,161.8
Discontinued operations*	69			16.1	156			36.3	182			43.6	297			66.1

Consolidated total	1,725			551.4	2,034			641.6	3,556			1,136.3	3,908			1,227.9
Unconsolidated joint ventures:
Florida (excluding Transeastern)	37			10.4	—			—	40			11.3	—			—
Transeastern	328			73.3	689			204.9	607			146.3	1,061			321.1
Mid-Atlantic	9			2.5	28			8.3	10			2.8	88			25.8
West	320			93.3	473			175.2	638			194.5	936			343.7

Total unconsolidated joint ventures	694			179.5	1,190			388.4	1,295			354.9	2,085			690.6

Combined total	2,419	$		730.9	3,224	$		1,030.0	4,851	$		1,491.2	5,993	$		1,918.5

* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended							Six Months Ended
	June 30,							June 30,
	2007				2006			2007				2006
Net Sales Orders(1):	Homes		$		Homes	$		Homes		$		Homes		$

Consolidated:
Florida	439			$138.0	624		$237.1	1,037			$355.3	1,250			$491.9
Mid-Atlantic	207			71.0	175		70.2	428			152.6	334			137.4
Texas*	624			153.4	694		175.8	1,282			318.1	1,335			339.3
West	303			79.1	222		78.8	556			159.9	776			270.7

Continuing operations	1,573			441.5	1,715		561.9	3,303			985.9	3,695			1,239.3
Discontinued operations*		(1)		-	131		32.9	70			19.4	308			72.6

Consolidated total	1,572			441.5	1,846		594.8	3,373			1,005.3	4,003			1,311.9
Unconsolidated joint ventures:
Florida (excluding Transeastern)	8			0.8	1		0.8	12			1.7	12			4.8
Transeastern	158			25.1	85		45.6	194			17.8	108			63.6
Mid-Atlantic	10			2.1	15		3.2	13			2.8	58			14.8
West	144			31.4	170		44.0	387			95.4	584			185.3

Total unconsolidated joint ventures	320			59.4	271		93.6	606			117.7	762			268.5

Combined total	1,892			$500.9	2,117		$688.4	3,979	$		1,123.0	4,765	$		1,580.4

(1) Net of cancellations.
* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	June 30, 2007				June 30, 2006
Sales Backlog:	Homes	$		Average Price	Homes	$		Average Price

Consolidated:
Florida	2,036		$758.0	$372	2,688		$983.7	$366
Mid-Atlantic	314		118.5	$377	247		97.3	$394
Texas*	1,035		277.8	$268	1,169		314.9	$269
West	421		136.5	$324	964		371.0	$385

Continuing operations	3,806		1,290.8	$339	5,068		1,766.9	$349
Discontinued operations*	21		5.8	$278	299		71.7	$240

Consolidated total	3,827		1,296.6	$339	5,367		1,838.6	$343
Unconsolidated joint ventures:
Florida (excluding Transeastern)	18		4.6	$254	48		14.1	$294
Transeastern	284		65.8	$232	2,125		628.8	$296
Mid-Atlantic	6		1.3	$215	62		20.3	$328
West	194		55.0	$284	1,191		427.1	$359

Total unconsolidated joint ventures	502		126.7	$252	3,426		1,090.3	$318

Combined total	4,329		$1,423.3	$329	8,793		$2,928.9	$333

* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders

Consolidated:
Florida	$379	$314	$370	$380	$365	$343	$364	$394
Mid-Atlantic	$371	$343	$378	$401	$358	$357	$405	$411
Texas*	$257	$246	$246	$253	$257	$248	$250	$254
West	$343	$261	$325	$355	$356	$288	$307	$349
Continuing operations	$323	$281	$322	$328	$324	$298	$322	$335
Discontinued operations	$233	$(46)	$232	$251	$240	$277	$222	$236
Consolidated total	$320	$281	$315	$322	$320	$298	$314	$328
Unconsolidated joint ventures:
Florida (excluding Transeastern)	$282	$99	—	$772	$282	$142	—	$395
Transeastern	$223	$159	$297	$536	$241	$92	$303	$589
Mid-Atlantic	$282	$207	$297	$218	$282	$216	$293	$255
West	$292	$219	$370	$259	$305	$246	$367	$317
Total unconsolidated joint ventures	$259	$186	$326	$345	$274	$194	$331	$352
Combined total	$302	$265	$319	$325	$307	$282	$320	$332
* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.